EXHIBIT 99

PRESS RELEASE DATED October 21, 2004

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

MINNEAPOLIS, October 21, 2004 - Bemis Company, Inc. (NYSE-BMS) today reported record third quarter diluted earnings of $0.41 per share for the quarter ended September 30, 2004, in line with management’s previously disclosed guidance.  This represents an increase of 28.1 percent compared to diluted earnings per share of $0.32 for the third quarter of 2003.  Restructuring and related charges totaled $1.1 million and $10.8 million during the third quarters of 2004 and 2003, respectively.  Excluding the impact of these charges, third quarter earnings per share for 2004 would have increased by 7.3 percent over the comparable prior period.

Net sales for the third quarter increased 7.5 percent to $711.9 million including a 2.1 percent benefit from currency effects.  In addition, the impact from acquisitions made during the past 12 months represented a 1.7 percent increase in sales.

“Bemis is delivering solid performance in a difficult market environment,” said Jeff Curler, Bemis Company President and Chief Executive Officer. “Higher petrochemical feedstock costs have significantly increased the price of polymer resins and adhesives, the primary raw materials for our business segments.  While this increase in costs is challenging the industry, the Bemis business model has a long-term history of success through various market cycles.  We remain confident in our ability to deliver value to our customers and meet our performance objectives.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 80 percent of total company net sales, reported net sales of $571.7 million in the third quarter, an increase of 7.3 percent compared to the same quarter in 2003.  This includes currency effects of about 1.7 percent.  Our acquisition in Mexico in May 2004 contributed 1.4 percent to sales growth.  Operating profit for the third quarter of 2004 was $74.6 million or 13.1 percent of net sales, compared to $61.5 million or 11.5 percent of net sales for the third quarter of 2003.  During the third quarter of 2003, Bemis closed three flexible packaging manufacturing facilities and recorded restructuring and related charges of $10.8 million as part of a restructuring plan announced in July 2003.  Excluding the impact of these charges, operating profit for the third quarter of 2003 would have been $72.3 million, or 13.6 percent of net sales.

Commenting on the flexible packaging business segment, Curler noted, “Our diversified customer base and market exposure provide a strong base of business for our flexible packaging business segment.  Rising raw material prices are pressuring operating margins across the industry.  In this difficult environment, our business is strong and growing as customers seek out packaging innovation to increase market share and reduce total system cost.  Increased unit volumes in packaging sold into meat and cheese, confectionery and snack food, frozen foods and medical device markets reflects this focus on new products and convenience packaging.  This quarter we also completed the installation of new multilayer film capacity in our European operations.  Our flexible packaging segment is well positioned to strengthen its global market share and improve profitability in 2005.”

Pressure Sensitive Materials

Net sales for the third quarter for our pressure sensitive materials business segment were $140.2 million, an 8.3 percent increase from the third quarter of 2003.  Currency effects accounted for about 3.6 percent sales growth, and a small graphics products acquisition in November 2003 contributed about 2.8 percent of the sales growth.  Operating profit of $7.9 million or 5.7 percent of net sales for the quarter improved from the third quarter of 2003 when operating profit was $4.0 million or 3.1 percent of net sales.  During the third quarter of 2004, operating profit for the pressure sensitive materials segment was reduced by restructuring and related charges of $1.1 million.  Excluding the impact of these charges, operating profit for the third quarter of 2004 would have been $9.0 million or 6.4 percent of net sales.

“Our pressure sensitive materials business has doubled its operating profit compared to the third quarter of 2003,” said Curler.  “The restructuring activities implemented earlier in the year are delivering improved operating efficiencies and cost savings to the bottom line.  We expect our focus on new product development and niche markets to drive sales growth and improve sales mix in the future.”

Other Costs (Income), Net

Other costs and income includes a $2.2 million increase in equity income from the Company’s Brazilian flexible packaging joint venture.  This increase reflects improved profitability of the joint venture operations and an increase in equity ownership from 33 percent to 45 percent in January 2004.  In the third quarter of 2003, restructuring and related costs totaling $5.5 million were included in other costs and income.

Capital Structure

Total debt was $585 million compared to the year-end 2003 balance of $590 million.  Debt to total capitalization was 29.3 percent at September 30, 2004, slightly lower than the 31.4 percent level reported at December 31, 2003.  During the first nine months of 2004, Bemis employed its strong cash flows to finance a 14 percent increase in its quarterly cash dividend, a $31 million acquisition in Mexico, a $40 million voluntary contribution to its U.S. defined benefit pension plans, and a 31 percent increase in capital expenditures to support its North American and European growth initiatives.

On September 2, 2004, Bemis renegotiated its bank credit facilities used to back up its commercial paper program.  There are eight banks participating in this new five-year bank credit facility that provides $500 million of credit and expires in September 2009.  Management expects this facility to be sufficient for its commercial paper financing needs over the term of the agreement.

Fourth Quarter 2004 Earnings Outlook

The current environment of increasing raw material costs represents a formidable challenge to the industry.  Management is confident that Bemis’ existing business strategy appropriately accommodates raw material pricing trends and minimizes the impact on the company’s long-term performance objectives.  In light of these market conditions, management expects fourth quarter 2004 earnings per share to be comparable to the third quarter 2004 levels.

Capital expenditures for the fourth quarter are expected to be $40 to $45 million.  This increased level of capital spending is consistent with management’s guidance of $140 to $145 million of capital expenditures in 2004 and reflects the timing of payments on planned capital projects.

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2004 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2003 net sales of $2.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 52 manufacturing facilities in 9 countries around the world.  More information about the company is available at our website, www.bemis.com.

Some of the information presented above reflects adjustments to “As reported” results to exclude certain amounts related to the company’s restructuring initiative.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.  It is provided solely to assist in an investor’s understanding of the impact of the company’s restructuring initiative on the comparability of the company’s operations.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, the company’s ability to pass through higher raw material costs with increased selling prices, and anticipated levels of capital expenditures, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including unanticipated price volatility or availability of raw materials.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2003.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$711,862	$661,983	$2,108,823	$1,970,707

Costs and expenses:
Cost of products sold	565,054	530,329	1,663,607	1,571,620
Selling, general and administrative expenses	69,626	62,892	211,513	193,211
Research and development	5,369	5,202	16,124	16,304
Interest expense	4,061	3,181	10,586	9,842
Other costs (income), net	(3,934)	3,580	(9,790)	1,876
Minority interest in net income	159	287	358	675

Income before income taxes	71,527	56,512	216,425	177,179

Provision for income taxes	27,700	21,800	83,800	68,200

Net income	$43,827	$34,712	$132,625	$108,979

Basic earnings per share of common stock	$.41	$.33	$1.24	$1.03

Diluted earnings per share of common stock	$.41	$.32	$1.23	$1.01

Cash dividends paid	$.16	$.14	$.48	$.42

Weighted average common shares outstanding	106,934	106,226	106,875	106,162
Weighted average common shares and common stock equivalents outstanding	108,053	107,796	107,848	107,690

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Sept 30, 2004	Dec 31, 2003
ASSETS

Cash	$88,855	$76,476
Accounts receivable, net	345,014	333,743
Inventories, net	345,314	305,182
Prepaid expenses	38,940	36,505
Total current assets	818,123	751,906

Property and equipment, net	930,808	915,275

Goodwill	440,940	450,593
Other intangible assets, net	66,700	71,149
Deferred charges and other assets	157,398	104,009
Total	665,038	625,751

TOTAL ASSETS	$2,413,969	$2,292,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$878	$1,113
Short-term borrowings	4,533	5,402
Accounts payable	237,003	222,774
Accrued salaries and wages	64,561	69,499
Accrued income and other taxes	11,571	16,798
Total current liabilities	318,546	315,586

Long-term debt, less current portion	579,953	583,399
Deferred taxes	170,362	150,312
Deferred credits and other liabilities	101,529	99,505
Total liabilities	1,170,390	1,148,802

Minority interest	2,823	5,397

Stockholders’ equity:
Common stock issued (115,739,457 and 115,045,107 shares)	11,574	11,505
Capital in excess of par value	263,211	249,609
Retained income	1,221,468	1,140,151
Other comprehensive income (loss)	(5,153)	(12,188)
Treasury common stock (8,803,061 and 8,803,061 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,240,756	1,138,733

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,413,969	$2,292,932

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities
Net income	$132,625	$108,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,945	97,728
Minority interest in net income	358	675
Stock award compensation	8,770	8,180
Deferred income taxes	19,736	17,404
Loss (income) of unconsolidated affiliated company	(8,869)	(1,824)
Loss (gain) on sales of property and equipment	973	180
Restructuring related activities	(3,375)	7,188
Changes in working capital, net of effects of acquisitions	(31,538)	5,547
Net change in deferred charges and credits	(20,436)	(31,505)

Net cash provided by operating activities	198,189	212,552

Cash flows from investing activities
Additions to property and equipment	(99,470)	(76,137)
Business acquisitions and adjustments, net of cash acquired	(31,391)	(1,185)
Proceeds from sales of property and equipment	423	298
Proceeds from sale of restructuring related assets	3,131
Increased investment in unconsolidated affiliated company	(7,065)

Net cash used in investing activities	(134,372)	(77,024)

Cash flows from financing activities
Repayment of long-term debt	1,009	(66,790)
Change in short-term debt	(1,146)	1,372
Cash dividends paid to stockholders	(51,308)	(44,596)
Stock incentive programs	413	213

Net cash used in financing activities	(51,032)	(109,801)

Effect of exchange rates on cash	(406)	4,477

Net increase in cash	12,379	30,204

Cash balance at beginning of year	76,476	56,401

Cash balance at end of period	$88,855	$86,605